U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

________________________________________________________________________________
1.   Name and Address of Reporting Person

THE GOLDMAN SACHS GROUP, INC.
--------------------------------------------------------------------------------
   (Last)                            (First)              (Middle)

85 BROAD STREET
--------------------------------------------------------------------------------
                                    (Street)

NEW YORK                              NY                    10004
--------------------------------------------------------------------------------
   (City)                            (State)                (Zip)

________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

          10/01/99
________________________________________________________________________________
3.   IRS or Social Security Number of Reporting Person (Voluntary)


________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

CARMIKE CINEMAS, INC. (NYSE: CKE)
________________________________________________________________________________
5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
7.   Individual or Joint/Group Filing

     [X]  Form Filed by More than One Reporting Person

================================================================================
             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------

CLASS A COMMON STOCK,
PAR VALUE $.03 PER SHARE                 408,000                     (01),(02)            (01),(02)
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


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Response)
                                                                          (Over)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------

SERIES A SENIOR          11/30/99   NONE            CLASS A COMMON STOCK,  2,200,000     $25.00         (01),(02)      (01),(02)
CUMULATIVE CONVERTIBLE                              PAR VALUE $.03 PER     (01),(02)
EXCHANGEABLE PREFERRED                              SHARE
STOCK, PAR VALUE $1.00
(01),(02)
------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Instruction 5(b)(v) list of other Reporting Persons:

This statement is being filed by GS Capital Partners III, L.P. ("GS Capital III"), GS Capital Partners III Offshore ("GS Offshore"), GS Capital Partners III Germany Civil Law Partnership ("GS Germany"), Stone Street Fund 1998, L.P. ("1998 Stone"), Bridge Street Fund 1998, L.P. ("1998 Bridge" and together with GS Capital III, GS Offshore, GS Germany and 1998 Stone, the "Limited Partnerships"), Stone Street Advantage Corp. ("Stone Advantage"), GS Advisors III, L.P. ("GS Advisors"), GS Advisors III (Cayman), L.P. ("GS Advisors Cayman"), Goldman Sachs & Co. oHG ("GS oHG"), Goldman, Sachs & Co. ("Goldman Sachs"), and The Goldman Sachs Group, Inc. (together with its predecessor, The Goldman Sachs Group, L.P., "GS Group" and, together with Goldman Sachs, GS Advisors, GS Advisors Cayman, GS oHG, Stone Advantage and the Limited Partnerships, the "Reporting Persons"). The principal place of business of each of the Reporting Persons is 85 Broad Street, New York, New York, 10004.

Explanation of Responses:
01: On November 30, 1998, GS Capital III, GS Offshore, GS Germany (through its nominee, Goldman, Sachs & Co. Verwaltungs GmbH) and GS Group (collectively, the "Purchasers") purchased (the "Purchase"), pursuant to the Stock Purchase Agreement, dated as of November 22, 1998, by and among Carmike Cinemas, Inc. (the "Company") and the Purchasers, for an aggregate purchase price of $55,000,000, an aggregate of 550,000 shares of Series A Senior Cumulative Convertible Exchangeable Preferred Stock, par value $1.00 per share, of the Company (the "Series A Preferred Stock"). Each share of Series A Preferred Stock will become convertible, on November 30, 1999, at the option of the holder, into four shares of Class A Common Stock, par value $.03 per share, of the Company (the "Class A Common Stock"), subject to certain adjustments. On February 3, 1999, the Limited Partnerships purchases an aggregate of 408,000 shares of Class A Common Stock in a private transaction (the "February 1999 Purchase"). Beneficial ownership of the Class A Common Stock to the extent described herein was acquired by the Reporting Persons pursuant either to the Purchase or to the February 1999 Purchase.

02: As of October 1, 1999, each of Goldman Sachs and GS Group may be deemed to own beneficially and indirectly in the aggregate 2,651,000 shares of Class A Common Stock, consisting of (i) 408,000 shares of Class A Common Stock beneficially owned by the Limited Partnerships, and (ii) 2,200,000 shares of Class A Common Stock which may be deemed to be beneficially owned by the Limited Partnerships by reason of their ownership of 550,000 shares of Series A Preferred Stock. Affiliates of Goldman Sachs and GS Group are the general partner or managing general partner or managing partner of the Limited Partnerships. Goldman Sachs is the investment manager of GS Capital III, GS Offshore and GS Germany. Goldman Sachs is wholly owned, directly and indirectly, by GS Group. Goldman Sachs and GS Group each disclaim beneficial ownership of the securities owned by the Limited Partnerships except to the extent of their pecuniary interest therein.

As of October 1, 1999, GS Capital III may be deemed to own beneficially and directly and its general partner, GS Advisors, may be deemed to own beneficially and indirectly an aggregate of 1,776,731 shares of Class A Common Stock, consisting of (i) 277,955 shares of Class A Common Stock acquired by GS Capital III in the February 1999 Purchase, and (ii) 1,498,776 shares of Class A Common Stock which may be


**Intentional mistatements or omissions of facts constitute Federal Criminal
  Violations.  See 10 U.S.C. 1001 and 15 U.S.C. 78ff(a).

 (see attached sheet)                                         October 8, 1999
----------------------                                      -------------------
**Signature of Reporting Person                                    Date

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.

deemed to be beneficially owned by GS Capital III by reason of its ownership of 374,694 shares of Series A Preferred Stock. GS Advisors disclaims beneficial ownership of the securities reported herein except to the extent of its pecuniary interest therein.

As of October 1, 1999, GS Offshore may be deemed to own beneficially and directly and its general partner, GS Advisors Cayman, may be deemed to own beneficially and indirectly an aggregate of 448,445 shares of Class A Common Stock, consisting of (i) 36,413 shares of Class A Common Stock acquired by GS Offshore in the February 1999 Purchase, and (ii) 412,032 shares of Class A Common Stock which may be deemed to be beneficially owned by GS Offshore by reason of its ownership of 103,008 shares of Series A Preferred Stock. GS Advisors Cayman disclaims beneficial ownership of the securities reported herein except to the extent of its pecuniary interest therein.

As of October 1, 1999, GS Germany may be deemed to own beneficially and directly and its managing partner, GS oHG, may be deemed to own beneficially and indirectly an aggregate of 82,024 shares of Class A Common Stock, consisting of
(i) 12,832 shares of Class A Common Stock acquired by GS Germany in the February 1999 Purchase, and (ii) 69,192 shares of Class A Common Stock which may be deemed to be beneficially owned by GS Germany by reason of its ownership of 17,298 shares of Series A Preferred Stock. GS oHG disclaims beneficial ownership of the securities reported herein except to the extent of its pecuniary interest therein.

As of October 1, 1999, 1998 Stone may be deemed to own beneficially and directly and its general partner, Stone Advantage, may be deemed to own beneficially and indirectly an aggregate of 200,337 shares of Class A Common Stock, consisting of
(i) 31,341 shares of Class A Common Stock acquired by 1998 Stone in the February 1999 Purchase, and (ii) 168,996 shares of Class A Common Stock which may be deemed to be beneficially owned by 1998 Stone by reason of its ownership of 42,249 Series A Preferred Stock. Stone Advantage disclaims beneficial ownership of the securities reported herein except to the extent of its pecuniary interest therein.

As of October 1, 1999, 1998 Bridge may be deemed to own beneficially and its managing general partner, Stone Advantage, may be deemed to own beneficially and indirectly, an aggregate of 60,463 shares of Class A Common Stock, consisting of
(i) 9,459 shares of Class A Common Stock acquired by 1998 Bridge in the February 1999 Purchase, and (ii) 51,004 shares of Class A Common Stock which may be deemed to be beneficially owned by 1998 Bridge by reason of its ownership of 12,751 shares of Series A Preferred Stock. Stone Advantage disclaims beneficial ownership of the securities reported herein except to the extent of its pecuniary interest therein.

As of October 1, 1999, Stone Advantage, as the general partner of 1998 Stone and the managing general partner of 1998 Bridge, may be deemed to own beneficially an aggregate of 260,800 shares of Class A Common Stock, consisting of (i) 31,341 shares of Class A Common Stock acquired by 1998 Stone in the February 1999 Purchase, (ii) 168,996 shares of Class A Common Stock which may be deemed to be beneficially owned by 1998 Stone by reason of its ownership of 42,249 shares of Series A Preferred Stock, (iii) 9,459 shares of Class A Common Stock acquired by 1998 Bridge in the February 1999 Purchase, and (iv) 51,004 shares of Class A Common Stock which may be deemed to be beneficially owned by 1998 Bridge by reason of its ownership of 12,751 shares of Series A Preferred Stock.


**Intentional mistatements or omissions of facts constitute Federal Criminal
  Violations.  See 10 U.S.C. 1001 and 15 U.S.C. 78ff(a).

 (see attached sheet)                                         October 8, 1999
----------------------                                      -------------------
**Signature of Reporting Person                                    Date

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.

                                   SIGNATURES:


                                       GOLDMAN, SACHS & CO.

                                       By: /s/ Roger S. Begelman
                                          ---------------------------
                                       Name:   Roger S. Begelman
                                       Title:  Attorney-in-fact


                                       THE GOLDMAN SACHS GROUP, INC.

                                       By: /s/ Roger S. Begelman
                                          ---------------------------
                                       Name:   Roger S. Begelman
                                       Title:  Attorney-in-fact


                                       GS ADVISORS III, L.P.

                                       By: /s/ Roger S. Begelman
                                          ---------------------------
                                       Name:   Roger S. Begelman
                                       Title:  Attorney-in-fact


                                       GS ADVISORS III (CAYMAN), L.P.

                                       By: /s/ Roger S. Begelman
                                          ---------------------------
                                       Name:   Roger S. Begelman
                                       Title:  Attorney-in-fact


                                       GS CAPITAL PARTNERS III, L.P.

                                       By: /s/ Roger S. Begelman
                                          ---------------------------
                                       Name:   Roger S. Begelman
                                       Title:  Attorney-in-fact


                                       GS CAPITAL PARTNERS III OFFSHORE, L.P.

                                       By: /s/ Roger S. Begelman
                                          ---------------------------
                                       Name:   Roger S. Begelman
                                       Title:  Attorney-in-fact

                                       GS CAPITAL PARTNERS III GERMANY
                                        CIVIL LAW PARTNERSHIP (with limitation
                                        of liability)

                                       By: /s/ Roger S. Begelman
                                          ---------------------------
                                       Name:   Roger S. Begelman
                                       Title:  Attorney-in-fact


                                       GOLDMAN, SACHS & CO. oHG

                                       By: /s/ Roger S. Begelman
                                          ---------------------------
                                       Name:   Roger S. Begelman
                                       Title:  Attorney-in-fact


                                       STONE STREET FUND 1998, L.P.

                                       By: /s/ Roger S. Begelman
                                          ---------------------------
                                       Name:   Roger S. Begelman
                                       Title:  Attorney-in-fact


                                       BRIDGE STREET FUND 1998, L.P.

                                       By: /s/ Roger S. Begelman
                                          ---------------------------
                                       Name:   Roger S. Begelman
                                       Title:  Attorney-in-fact


                                       STONE STREET ADVANTAGE CORP.

                                       By: /s/ Roger S. Begelman
                                          ---------------------------
                                       Name:   Roger S. Begelman
                                       Title:  Attorney-in-fact

                                POWER OF ATTORNEY

This power of attorney will expire on December 31, 2000.

KNOW ALL PERSONS BY THESE PRESENTS that GOLDMAN, SACHS & CO. (the "Company") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 21, 1998.

                                       GOLDMAN, SACHS & CO.

                                       By:  The Goldman, Sachs & Co. L.L.C.

                                       By:/s/ Robert J. Katz
                                          ------------------------------
                                       Name:  Robert J. Katz
                                       Title: Executive Vice President

                                POWER OF ATTORNEY

This power of attorney will expire on May 31, 2001.

KNOW ALL PERSONS BY THESE PRESENTS that THE GOLDMAN SACHS GROUP, INC. (the "Company") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of May 7, 1999.

                                       THE GOLDMAN, SACHS GROUP, INC.

                                       By:/s/ Robert J. Katz
                                          ------------------------------
                                       Name:  Robert J. Katz
                                       Title: Executive Vice President
                                              and General Counsel

                                POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that GS CAPITAL PARTNERS III, L.P. (the "Company") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of September 22, 1999.


                                                GS CAPITAL PARTNERS III, L.P.


                                                By:  GS Advisors III, L.P.
                                                By:  GS Advisors III, L.L.C.


                                                By: /s/ Kaca B. Enquist
                                                   ----------------------------
                                                Name:   Kaca B. Enquist
                                                Title:  Vice President

                                POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that GS CAPITAL PARTNERS III OFFSHORE, L.P. (the "Company") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of September 22, 1999.


                                    GS CAPITAL PARTNERS III OFFSHORE, L.P.


                                    By:  GS Advisors III (CAYMAN), L.P.
                                    By:  GS Advisors III, L.L.C.


                                    By: /s/ Kaca B. Enquist
                                       ------------------------------
                                    Name:   Kaca B. Enquist
                                    Title:  Vice President

                                POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that GS CAPITAL PARTNERS III GERMANY CIVIL LAW PARTNERSHIP (the "Company") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of October 7, 1999.

                                    GS CAPITAL PARTNERS III GERMANY
                                      CIVIL LAW PARTNERSHIP

                                    By: Goldman, Sachs & Co. oHG
                                    By: Goldman, Sachs & Co. Finanz GmbH

                                    By: /s/ Andreas Kornlein
                                       ------------------------------
                                    Name:   Andreas Kornlein
                                    Title:  Executive Director

                                    By: /s/ Sabine Mock
                                       ------------------------------
                                    Name:   Sabine Mock
                                    Title:  Executive Director

                                POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that GS ADVISORS III, L.P. (the "Company") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of September 22, 1999.

                                    GS ADVISORS III, L.P.

                                    By:  GS Advisors III, L.L.C.

                                    By: /s/ Kaca B. Enquist
                                       ------------------------------
                                    Name:   Kaca B. Enquist
                                    Title:  Vice President

                                POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that GS ADVISORS III (CAYMAN), L.P. (the "Company") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of September 22, 1999.

                                    GS ADVISORS III (CAYMAN), L.P.

                                    By:  GS Advisors III, L.L.C.

                                    By: /s/ Kaca B. Enquist
                                       ------------------------------
                                    Name:   Kaca B. Enquist
                                    Title:  Vice President

                               POWER OF ATTORNEY

This power of attorney will expire on December 31, 2001.

KNOW ALL PERSONS BY THESE PRESENTS that GOLDMAN, SACHS & CO. oHG, (the "Company") does hereby make, constitute and appoint each of Hans-Linhard Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of May 26, 1999.

                                    GOLDMAN, SACHS & CO. oHG

                                    By: /s/ Andreas Kornlein
                                       ------------------------------
                                    Name:   Andreas Kornlein

                                    By: /s/ Sabine Mock
                                       ------------------------------
                                    Name:   Sabine Mock

                                POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that STONE STREET FUND 1998, L.P. (the "Company") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of September 22, 1999.

                                    STONE STREET FUND 1998, L.P.

                                    By:  Stone Street Advantage Corp.

                                    By: /s/ Kaca B. Enquist
                                       ------------------------------
                                    Name:   Kaca B. Enquist
                                    Title:  Vice President

                                POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that BRIDGE STREET FUND 1998, L.P. (the "Company") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of September 22, 1999.

                                    BRIDGE STREET FUND 1998, L.P.

                                    By:  Stone Street Advantage Corp.

                                    By: /s/ Kaca B. Enquist
                                       ------------------------------
                                    Name:   Kaca B. Enquist
                                    Title:  Vice President

                                POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that STONE STREET ADVANTAGE CORP. (the "Company") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of September 22, 1999.

                                    STONE STREET ADVANTAGE CORP.

                                    By: /s/ Kaca B. Enquist
                                       ------------------------------
                                    Name:   Kaca B. Enquist
                                    Title:  Vice President